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                                    FORM OF
                                 VAN ECK FUNDS
                                99 Park Avenue
                           New York, New York 10016


                                                               February 20, 1993


Van Eck Securities Corporation
99 Park Avenue
New York, New York 10016

Ladies/Gentlemen:

     Pursuant to Section 1 of the Distribution Agreement, dated July 30, 1985 (the "Agreement"), between Van Eck Funds (the "Trust") and Van Eck Securities Corporation (the "Distributor"), please be advised an additional series of the Trust, namely, Asia Dynasty Fund (the "Fund") has adopted the Agreement and retained the Distributor to render services contemplated by the Agreement for the Fund. The Fund will issue one class of shares, namely, Class A shares. Class A Shares will be sold at "net asset value per share" plus a front-end sales charge in accordance with the then current prospectus of the Trust, as from time to time amended.

     Please confirm below your willingness to render such services.


                                             VAN ECK FUNDS



ATTEST:  ___________________________         BY: _______________________________
                                                   President


           Confirmed, Agreed to and Accepted this February 20, 1993


                                             VAN ECK SECURITIES CORPORATION



ATTEST: ___________________________          BY: _______________________________
                                                   President